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                                                                      Exhibit 99


PRESS RELEASE

FOR IMMEDIATE RELEASE

June 30, 1999

Contact:        Michele Walters, Crescent Bank and Trust (706) 692-2424


                                 CRESCENT BANKING COMPANY
                 P.O. Box 668, 251 Hwy 515, Jasper, GA 30143,
              (706) 692-2424, (800) 872-7941, Fax (706) 692-6820
_______________________________________________________________________________

                            CRESCENT BANKING COMPANY
                           ACQUIRES TOWNE LAKE BRANCH
                             OF TUCKER FEDERAL BANK

     Crescent Banking Company announced today that Crescent's wholly-owned banking subsidiary, Crescent Bank & Trust Company, has completed its acquisition of the Tucker Federal Bank branch located at 4475 Towne Lake Parkway, Woodstock, Georgia. The transaction closed on June 30, 1999 at 2:00 PM EST. The purchase includes deposit accounts of approximately $12.6 million. Crescent Bank paid a 6.0% premium for the branch's deposits.

     Crescent Bank now has four full-service branches. In addition to the new Woodstock location, Crescent bank has two branches in Pickens County, Georgia and one branch in Bartow County, Georgia. The purchase of the Woodstock branch was part of Crescent Bank's expansion into Cherokee County. Crescent Bank expects to convert its Loan Production Office in Canton, Georgia into an additional full-service branch during 1999.

     Don Boggus, Jr., President and Chief Executive Officer of Crescent Bank, said, "The acquisition of the Woodstock branch continues our growth in Cherokee County. Crescent Bank welcomes the opportunity to serve the residents of Cherokee County with our broad array of services. Following this acquisition, the branch employees have become employees of Crescent Bank and will continue to provide friendly, high quality service to branch customers. In addition, we feel the expansion into the Cherokee County market will continue to enhance shareholder value."

     Crescent Banking Company is a bank holding company located in Jasper, Georgia with assets of approximately $221 million. The Company's common stock is listed for quotation on the Nasdaq SmallCap Market under the symbol "CSNT".